UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 20, 2013

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36092	35-2477140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place
Charlotte, NC 28277
(Address of Principal Executive Offices) (Zip Code)

(704) 357-0022

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On December 20, 2013, as part of its review of the corporate governance policies of Premier, Inc., the Board of Directors of Premier adopted a revised Corporate Code of Conduct (“Code”) that amended, restated, and replaced the prior Corporate Code of Conduct (“Prior Code”) applicable to Premier.  The Code applies to all employees and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, and where applicable, to directors.  In addition, the Board of Directors is subject to a separate Board Code of Ethics and Board Conflict of Interest Policy (collectively, the “Board Codes”).  The Code was amended to better conform to the express language and requirements of the Securities and Exchange Commission and the Nasdaq Listing Rules.  The Code clarifies, amends or adds certain provisions to the Prior Code to more clearly set forth expectations for personal conduct across numerous topic areas, emphasize individual responsibility and accountability for adherence to the Code, encourage internal reporting and dialogue about ethics concerns and provide a more defined process for Code amendments, waivers and related disclosure.

The description of the amended Code contained in this report is qualified in its entirety by reference to the full text of the Code which, along with each Board Code, is publicly available on the investor relations page of Premier’s website at http://investors.premierinc.com.  In addition, you may request a copy of the Code and/or Board Codes, free of charge, by contacting our investor relations department or through the investor relations website address above.

The adoption of the Code did not relate to or result in any waiver, explicit or implicit, of any provision of the Prior Code.  The Board Codes were not amended.  We will disclose any future amendments to, or waivers (for directors or executive officers) from, certain provisions (relating to one or more elements of Item 4.06(b) of Regulation S-K) of the Code and Board Codes on our website promptly following the date of such amendment or waiver.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier, Inc.

	By:	/s/ Susan D. DeVore
		Name:	Susan D. DeVore
		Title:	Chief Executive Officer and President

Date: December 20, 2013